File No. 333-
As filed with the Securities and Exchange Commission on July 22, 2008

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PENTAIR, INC.
(Exact name of Registrant as specified in its charter)

Minnesota	41-0907434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5500 Wayzata Boulevard, Suite 800 Golden Valley, Minnesota	55416
(Address of principal executive offices)	(Zip Code)
PENTAIR, INC. 2008 OMNIBUS STOCK INCENTIVE PLAN, AS AMENDED
(Full title of the plan)

Louis L. Ainsworth, Esq.	Copy to:
Senior Vice President, Secretary and General Counsel	Benjamin F. Garmer, III
Pentair, Inc.	John K. Wilson
5500 Wayzata Boulevard, Suite 800	Foley & Lardner LLP
Golden Valley, Minnesota 55416	777 East Wisconsin Avenue
(763) 545-1730	Milwaukee, Wisconsin 53202
(Name, address and telephone number of agent for service)	(414) 271-2400

      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered	Per Share	Offering Price	Registration Fee
Common Stock, $.16 2/3 per share	7,500,000 shares (1)	$32.48 (2)	$243,600,000 (2)	$9,573.48
Preferred Share Purchase Rights	7,500,000 rights	(3)	(3)	(3)

(1)	Amount to be registered consists of an aggregate of 7,500,000 shares of the Pentair, Inc. common stock to be issued pursuant to the grant or exercise of awards to participants under the Pentair, Inc. 2008 Omnibus Stock Incentive Plan, as amended (the “2008 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of common stock (and Preferred Share Purchase Rights) that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2008 Plan.

(2)	Determined in accordance with Rules 457(c) and 457(h), the registration fee calculation is based on the average of the high and low prices of the Pentair, Inc. common stock as reported on the New York Stock Exchange on July 15, 2008.

(3)	The value attributable to the Preferred Share Purchase Rights is reflected in the market price of the Pentair, Inc. common stock to which the Rights are attached.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents constituting Part I of this registration statement will be sent or given to participants in the 2008 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents, filed by Pentair, Inc. (hereinafter referred to as the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:
     (a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2007;
     (b) The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 29, 2008 and June 28, 2008;
     (c) The Company’s Current Reports on Form 8-K dated January 15, February 26, April 16, May 1, 2008, June 30, 2008, July 8, 2008 and July 17, 2008;
     (d) The description of the Company’s common stock contained in the Form 8-A dated January 29, 1996, and any amendment or report updating such description; and
     (e) The description of the Company’s preferred share purchase rights contained in the Form 8-A dated December 13, 2004, registering such preferred share purchase rights under the Exchange Act, including any amendment or report updating such description.
     All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None.

Item 6. Indemnification of Directors and Officers
     Minnesota Statutes Section 302A.521 provides that a Minnesota business corporation must indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined in the statute) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights. The Company’s Third Restated Articles of Incorporation and Fourth Amended and Superseding By-laws also require the Company to provide indemnification to the fullest extent of the Minnesota indemnification statute.
     The Company maintains directors’ and officers’ liability insurance, including a reimbursement policy in favor of the Company.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     See the Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings
     (a) The undersigned Company hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement; and
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden Valley, State of Minnesota, on July 22, 2008.

PENTAIR, INC.
By:	/s/ John L. Stauch
John L. Stauch
Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities listed below on July 22, 2008:

SIGNATURE	TITLE

/s/ Randall J. Hogan Randall J. Hogan	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ John L. Stauch John L. Stauch	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Mark C. Borin Mark C. Borin	Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)

*	Director
Leslie Abi-Karam

*	Director
Glynis A. Bryan

*	Director
Jerry W. Burris

*	Director
T. Michael Glenn

*	Director
Charles A. Haggerty

SIGNATURE	TITLE

*	Director
David H. Y. Ho

*	Director
David A. Jones

*	Director
Ronald L. Merriman

*	Director
William T. Monahan

*By	/s/ Louis L. Ainsworth Louis L. Ainsworth
Attorney-in-fact

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Third Restated Articles of Incorporation as amended through May 3, 2007 (Incorporated by reference to Exhibit 3.1 contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007).

4.2	Fourth Amended and Superseding By-Laws as amended through May 3, 2007 (Incorporated by reference to Exhibit 3.2 contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007).

4.3	Rights Agreement dated as of December 10, 2004 between Pentair, Inc. and Wells Fargo Bank, N.A. (Incorporated by reference to Exhibit 4.1 contained in the Company’s Registration Statement on Form 8-A, dated as of December 31, 2004).

4.4	Pentair, Inc. 2008 Omnibus Stock Incentive Plan, as amended (Incorporated herein by reference to Exhibit 10.1 contained in the Company’s Current Report on Form 8-K, dated as of May 1, 2008).

5	Opinion of Foley & Lardner LLP.

15	Letter of Deloitte & Touche LLP regarding Unaudited Interim Financial Information.

23.1	Consent of Foley & Lardner LLP (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.

24	Powers of Attorney.